Exhibit 99.1

                   INLAND STEEL INDUSTRIES TEMPORARILY
          POSTPONES EARLY REPURCHASE OF SERIES F PREFERRED STOCK





FOR RELEASE JUNE 1, 1995

CHICAGO -- Inland Steel Industries, Inc., announced that it was temporarily postponing the early repurchase of its Series F redeemable preferred stock due to an increase in breakage fees. The increase in breakage fees is a result of the recent rally in the bond market.

Series F is held 100 percent by Nippon Steel Corporation. In March, the company announced that its Board had authorized the repurchase of its Series F redeemable preferred stock. Series F is a voting preferred stock with face value of $185 million and an annual dividend rate of 9.48 percent. At the time of the Board authorization, the breakage fees associated with the early repurchase were approximately $10 million. Given today's interest rates, breakage fees have exceeded $13 million.

Chicago-based Inland Steel Industries, Inc., is a materials management, logistics and technical services company that provides value-added steel products and materials related services to manufacturers in the automotive, appliance, furniture, equipment, electric motor and a wide variety of other industries. Its business units are: Inland Steel Company, the sixth largest U.S. steel producer, Inland Materials Distribution Group, Inc., the largest U.S. steel service center operation, comprised of Joseph T. Ryerson & Son, Inc., and J.M. Tull Metals Company, Inc., and Inland International, Inc.